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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)



                             UFP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE
--------------------------------------------------------------------------------

                                    902673102
--------------------------------------------------------------------------------
                                 (CUSIP Number)






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                                  SCHEDULE 13G

CUSIP No. 902673102

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                         ELIOT H. SHERMAN
         -----------------------------------------------------------------------

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     ----------------------------------------------------------
4)       Citizenship or Place of Organization U.S.A.
                                              ---------------------------------

Number of Shares                    5)      Sole Voting Power           284,684
Beneficially Owned                                           -------------------
By Each Reporting
Person With                         6)      Shared Voting Power               0
                                                               -----------------

                                    7)      Sole Dispositive Power      284,684
                                                               -----------------

                                    8)      Shared Dispositive Power          0
                                                               -----------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                     284,684
         -----------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)             6%
                                                          ----------------------

12)      Type of Reporting Person (See Instructions)          IN
                                                    ----------------------------






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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 5



Item 1   (a)    Name of Issuer:  UFP Technologies, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2   (a)    Name of Person Filing:  Eliot H. Sherman

         (b)    Address of Principal Business Office or, if none, Residence:

                               28 Rockland Street
                               Wellesley, MA 02482

         (c)    Citizenship:  USA

         (d)    Title of Class of Securities, Common Stock, $.01 par value

         (e)    CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                            Not Applicable

Item 4    (a)  Amount Beneficially Owned:                                284,684

          (b)  Percent of Class:                                         6%

          (c)  Number of Shares as to which such person has:

                         (i)     sole power to direct the vote           284,684

                         (ii)    shared power to vote or to direct the vote    0

                         (iii)   sole power to dispose or to direct the
                                 disposition of                          284,684


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                         (iv)    shared power to dispose or to direct the
                                 disposition of                              0


Item 5          Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification

                Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                    FEBRUARY 12, 1999
                                    ----------------------------------
                                    Date


                                    /S/ ELIOT H. SHERMAN
                                    ----------------------------------
                                    Signature


                                    ELIOT H. SHERMAN
                                    ----------------------------------
                                    Name/Title




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